EXHIBIT 23.1

CONSENT OF LEGAL COUNSEL

We hereby consent to the use, in the Prospectus as outlined in Securities and Exchange Commission Form S-8, of our name as special counsel to General Communication, Inc. in rendering of certain opinions including an opinion as to the legality of the shares.

WOHLFORTH, JOHNSON, BRECHT,
CARTLEDGE & BROOKING,
A Professional Corporation

/s/_Julius J. Brecht_______________

Anchorage, Alaska

August 7, 2008